847 attachment.
11/30/02 semiannual.

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:


72DD1	(000s omitted)

Class A		2,367
Class B		848

72DD2	(000s omitted)

Class M		29

73A1

Class A		0.1951
Class B		0.1654

73A2

Class M		0.1816

74U1	(000s omitted)

Class A		12,259
Class B		5,112

74U2  (000s omitted)

Class M		162

74V1

Class A		8.88
Class B		8.86

74V2

Class M		8.89